Exhibit 10.16

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Lease

THE RESERVE AT PAPAGO PARK CENTER

TEMPE, ARIZONA

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Between

WAGEWORKS, INC.

(Tenant)

and

CHAMBERLAIN DEVELOPMENT, L.L.C.

(Landlord)

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(continued)

(continued)

(continued)

Page

29. EXCULPATION	31
30. RENEWAL OPTIONS	31
31. RIGHT OF FIRST REFUSAL	32
32. LETTER OF CREDIT	32

APPENDIX A - PLAN OF THE PREMISES

APPENDIX B - RULES AND REGULATIONS

APPENDIX C - TENANT IMPROVEMENT AGREEMENT

APPENDIX D – GROUND LEASES AND MORTGAGES CURRENTLY AFFECTING THE PROJECT

APPENDIX E - COMMENCEMENT DATE CONFIRMATION

APPENDIX F – JANITORIAL SPECIFICATIONS

APPENDIX G – ACCEPTABLE MOVE LOCATION

LEASE

THIS LEASE (the “Lease”) is made as of July 23, 2007 between CHAMBERLAIN DEVELOPMENT, L.L.C., an Arizona limited liability company (the “Landlord”) and the Tenant as named in the Schedule below. The term “Project” means the office building (the ‘“Building”) known as “The Reserve at Papago Park Center”, the adjacent driveway and parking facilities and the land (the “Land”) located at 1050 West Washington, Tempe, Arizona 85281. “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

SCHEDULE

1.	Tenant: WageWorks, Inc., a Delaware corporation.

2.	Premises: A Suite in the Building, as more specifically outlined on Appendix A, for which a Suite number will be assigned after the City of Tempe gives approval thereof.

3.	Rentable Area of the Premises: The Useable Area of the Premises is approximately 25,455 square feet. With the Building’s standard 12.5% load factor for multi-tenant floors, the Rentable Area of the Premises is approximately 28,637 square feet and Base Rent is based thereon. The Building Rentable Area is 82,589 square feet resulting in the Tenant’s Proportionate Share shown on Section 4 of this Schedule. After the final Plans (as defined in Appendix C) for the Tenant Improvements have been prepared and building permits therefor have been obtained, Landlord will cause Phoenix Design One to remeasure the Useable Area of the Premises based on such Plans and BOMA standards and the parties will, within ten (10) days after the figures are available, enter into a letter agreement prepared by Landlord confirming the Useable and Rentable (based on the 12.5% load factor) Area of the Premises and any required adjustments to Base Rent, Tenant’s Proportionate Share for purposes of Section 4 of this Schedule and the Landlord’s Contribution under Appendix C, based thereon. After such remeasurement occurs, the Useable and Rentable Area of the Premises and the Tenant’s Proportionate Share will remain fixed throughout the Term, regardless of future reconfigurations or other changes within the Building (excluding only addition or removal of Building space through new construction, damage, destruction or condemnation).

4.	Tenant’s Proportionate Share: 34.67% (based upon a total of 82,589 rentable square feet in the Building), expressly subject to adjustment under Section 3 of this Schedule.

5.	Security Deposit: $58,467.21

6.	Tenant’s Real Estate Broker for this Lease: Staubach Company.

7.	Landlord’s Real Estate Broker for this Lease: Lee & Associates.

8.	Tenant Improvements, if any: See the Tenant Improvement Agreement attached hereto as Appendix C.

9.

Commencement Date: Fifteen (15) days following both availability of the completed Premises to Tenant and the Completion Date, as defined in Appendix C, provided the City of Tempe has issued a permanent or temporary certificate of occupancy or the equivalent. Landlord and Tenant shall execute a Commencement Date Confirmation substantially in the form of Appendix E promptly following the Commencement Date substantially in the form of Appendix E promptly following the Commencement Date. Upon written request from Tenant, Landlord will promptly provide an estimate of the Completion Date and Commencement Date.

10.	Termination Date/Term: Five (5) years and five (5) months after the Commencement Date, or if the Commencement Date is not the first day of a month, then after the first day of the following month.

11.	Guarantor: N/A.

12.	Base Year: 2008.

13.	Base Rent:

Period	Annual Base Rent	Monthly Base Rent

Months 1 -5	$-0-	$-0-

Months 6-17	$701,606.50 based on $24.50 per square foot of Rentable Area	$58,467.21

Months 18-29	$715,925.00 based on $25.00 per square foot of Rentable Area	$59,660.42

Months 30-41	$730,243.50 based on $25.50 per square foot of Rentable Area	$60,853.63

Months 42-53	$744,562.00 based on $26.00 per square foot of Rentable Area	$62,046.83

Months 54-65	$758,880.50 based on $26.50 per square foot of Rentable Area	63,240.04

Expressly subject to adjustment under Section 3 of this Schedule.

14.	Parking Spaces: One hundred sixty (160) (“Total Spaces”), on the terms and conditions more specifically set forth in Section 4I below. The number of Total Spaces is based on six (6) spaces per 1,000 square feet of Rentable Area, and shall be subject to adjustment based on the final measurement of Rentable Area.

1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease.

2. RENT.

A. Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

Chamberlain Development, L.L.C.

1150 West Washington, Suite 120

Tempe, Arizona 85281

or in such other manner as Landlord may notify Tenant:

(1) Base Rent in monthly installments in advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

(2) Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of (a) the Operating Costs and Taxes for the applicable Fiscal Year of the Lease (the “Fiscal Year Operating Costs”) minus (b) the Fiscal Year Operating Costs for the Base Year, paid monthly in advance in an estimated amount. Definitions of Operating Costs, Taxes and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2B, 2C and 2D.

(3) Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent and Operating Cost Share Rent, but including any interest for late payment of any item of Rent.

(4) Rent as used in this Lease means Base Rent, Operating Cost Share Rent and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind.

B. Payment of Operating Cost Share Rent.

(1) Payment of Estimated Operating Cost Share Rent. Landlord shall estimate the Fiscal Year Operating Costs by April 1st of each Fiscal Year, or as soon as reasonably possible thereafter. Landlord may revise these estimates whenever it obtains more accurate information, such as upon its receipt of the actual real estate tax assessment or tax rate for the Project.

Within ten (10) days after receiving the original or revised estimate from Landlord of Fiscal Year Operating Costs for a particular Fiscal Year, together with the Fiscal Year Operating Costs for the Base Year, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Operating Cost Share Rent, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (l/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

The increase in “Controllable Operating Costs” for any year from the prior year will be limited to five percent (5%). For this purpose, “Controllable Operating Costs” shall include only those items over which Landlord or the property manager has discretion or control. For example, but without limitation, taxes, assessments, utilities and insurance premiums are not Controllable Operating Costs, but janitorial costs, maintenance contracts, and management fees are Controllable Operating Costs.

(2) Correction of Operating Cost Share Rent. Landlord shall deliver to Tenant a report for the previous Fiscal Year (the “Operating Cost Report”) by April 1st of each year, or as soon as reasonably possible thereafter, setting forth (a) the actual Fiscal Year Operating Costs incurred for the Fiscal Year in question, (b) the Fiscal Year Operating Costs for the Base Year, (c) the amount of Operating Cost Share Rent due from Tenant, and (d) the amount of Operating Cost Share Rent paid by Tenant. Within twenty (20) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s payments of Operating Cost Share Rent next coming due.

C. Definitions.

(1) Included Operating Costs. “Operating Costs” means any expenses, costs and disbursements of any kind (including Taxes), paid or incurred by Landlord in connection with the management, maintenance, operation, insurance, repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Landlord may adjust the types, frequency and manner of delivery of various services during the Lease Term to reflect services being provided to similar buildings in the Phoenix Metropolitan Area, and all costs therefor shall be included in Operating Costs. Operating Costs shall also include “Included Capital Items”, consisting of (a) the costs of any capital improvements which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with governmental requirements applicable from time to time, provided that the costs of such item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized amounts are only included in Operating Costs for that portion of the useful life of the item which falls within the Term; and (b) amortized reasonable reserves for replacements of capital items, based on the useful life of the capital replacement, or amortization of expenses incurred for such capital replacements with interest at ten per cent (10%) per annum, over the estimated useful life thereof and such amortized amounts are only included in Operating Costs for that portion of the useful life of the item that falls within the Term, or a combination of amortized reserves and amortized expenses, provided both are not charged for the same time period for the same item. Further, if Landlord or any affiliate of Landlord is the manager of the Project, management fees will not exceed three per cent (3%) of gross rents including Base Rent or Minimum Rent and expense reimbursements.

Operating Costs will include all payments made to the Papago Hills Owners Association or otherwise required under the Declaration of Reciprocal Easements and Maintenance Agreement, or under the Declaration of Covenants, Conditions and Restrictions for Papago Park Center.

In order to allocate variable Operating Costs (i.e. those items that vary based on occupancy levels, such as janitorial and utility costs) among those parties who are leasing space when the Project is not at least 95% occupied during all or a portion of any calendar year, Landlord may reasonably determine the amount of such variable Operating Costs that would have been paid had the Project been at least 95% occupied, and the amount so determined shall be deemed to have been the amount of variable Operating Costs for such year (rather than adjusting Tenant’s Proportionate Share by subtracting vacant space from the denominator). If Landlord does so in computing Operating Costs for any subsequent year, Landlord shall make a similar adjustment to Operating Costs for the Base Year in such computation. Similarly, if Landlord is not furnishing any particular utility or service to a tenant during any period (the cost of which, if performed by Landlord, would be included in Operating Costs), Landlord may for such period: (i) exclude the rentable area of such tenant from the rentable area of the Project in computing Tenant’s Proportionate Share of the component of Operating Costs for such utility or service, or (ii) adjust Operating Costs to reflect the additional amount that would reasonably have been incurred had Landlord furnished such utility or service to such tenant (rather than adjusting Tenant’s Proportionate Share).

(2) Excluded Operating Costs. Operating Costs shall not include:

(a)	costs of alterations of tenant premises;

(b)	costs of capital improvements other than Included Capital Items;

(c)	interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project;

(d)	costs incurred by Landlord in connection with the negotiation of any tenant lease in the Project, including but not limited to real estate brokers’ leasing commissions and legal fees;

(e)	legal fees, space planner fees and advertising expenses incurred with regard to leasing the Building or portions thereof;

(f)	any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

(g)	the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

(h)	depreciation (except on any Included Capital Items);

(i)	franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

(j)	costs of correcting defects in construction of the Building (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Building in light of their specifications);

(k)	legal and auditing fees which are for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to Section 2B above;

(l)	the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Building;

(m)	fines, penalties and interest;

(n)	costs or expenses incurred in conjunction with removal, enclosure, and capsulation or other handling of Hazardous Substances;

(o)	Landlord or its agent’s corporate overhead;

(p)	Increased insurance costs caused by another tenant in the Building;

(q)	Cost of installing, operating and maintaining any specialty services such as newsstand, club, or sandwich shop;

(r)	Costs of any work or services performed on any facility other than located at the Project; and,

(s)	Costs of advertising, tenant gifts and promotions.

(3) Taxes. “Taxes” means any and all taxes, assessments and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder (including but not limited to any applicable transaction privilege, sales or use taxes or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Notwithstanding anything to the contrary set forth herein, Rent Tax shall be paid by Tenant along with the monthly installments of Rent paid to Landlord.

(4) Lease Year. “Lease Year” means each consecutive twelve-month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve months after the first day of the following month, and each subsequent Lease Year shall be the twelve months following the prior Lease Year.

(5) Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.

D. Computation of Base Rent and Rent Adjustments.

(1) Prorations. If this Lease begins on a day other than the first day of a month, the Base Rent and Operating Cost Share Rent shall be prorated for such partial month based on the actual number of days in such month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent shall be prorated for the applicable Fiscal Year.

(2) Default Interest. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at ten percent (10%) per annum.

(3) Rent Adjustments. The square footage of the Premises and the Building computed pursuant to the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement of the Premises or the Building. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

(4) Books and Records. Landlord shall use its best efforts to maintain books and records reflecting the Operating Costs and Taxes in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied. Tenant acknowledges that Landlord is not obligated to have audits performed to confirm compliance with GAAP. Tenant and its agent shall have the right to inspect Landlord’s records at Landlord’s office upon at least seventy-two (72) hours’ prior notice during normal business hours during the one (1) year following the respective delivery of the Operating Cost Report. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its agents must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said one (1) year period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of Tenant’s pro rata share of Operating Costs or Taxes overstated the amounts thereof by more than five percent (5%).

(5) Miscellaneous. So long as Tenant is in default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord’s notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent, without payment of interest.

3. PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A. Condition of Premises. Except to the extent of the Tenant Improvements item on the Schedule, Landlord is leasing the Premises to Tenant “as is”, without any obligation to alter, remodel, improve, repair or decorate any part of the Premises. Landlord shall cause the Premises to be completed in accordance with the Tenant Improvement Agreement attached as Appendix C.

B. Tenant’s Possession. Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, including Base Rent at the rate set forth for the first Lease Year in the Schedule prorated for any partial month.

C. Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the Completion Date, loss or damage caused by the elements, ordinary wear, and fire and other casualty excepted, and at the termination of this Lease, or Tenant’s right to possession, Tenant shall return the Premises to Landlord in broom-clean condition. To the extent Tenant fails to perform either obligation, Landlord may, but need not, restore the Premises to such condition and Tenant shall pay the cost thereof.

4. PROJECT SERVICES. Landlord shall furnish services as follows:

A. Heating and Air Conditioning. (1) General Area. During the normal business hours of 7:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 Noon on Saturday, exclusive of Holidays (as defined in Subsection H, below), Landlord shall furnish heating and air conditioning (“HVAC”) to provide a comfortable temperature (defined to be between 72 and 75 degrees Fahrenheit), for normal business operations, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs such equipment, Landlord may install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the cost of installation, operation, repair and maintenance thereof. Landlord may enlarge the Building’s normal business hours, for this purpose, at any time in its sole discretion, but will not reduce the hours below those set forth above.

Tenant agrees to pay Landlord, and Landlord shall furnish HVAC outside of formal business hours (stated above, hereinafter “After Hours HVAC”) at a rate based upon actual expenses incurred by Landlord. Tenant shall have the right to review and audit such After Hours HVAC charges to ensure accuracy. Landlord shall reverse any charge for After Hour Usage that is billed incorrectly or in error. Landlord acknowledges that Tenant’s operations commences at 6:00AM instead of 7:00AM, Monday through Friday, except Holidays, and shall provide After Hours HVAC without the requirement of advance notification. For all other times, Tenant shall give Landlord a request for After Hours HVAC at least one business day in advance.

Tenant acknowledges that After Hours HVAC cannot be supplied to less than one full zone at a time. In the event After Hours HVAC is requested by more than one tenant of the Building for the same time period and the same zone, the charge for the After Hours HVAC shall be apportioned among those tenants on an equal basis.

(2) Server Rooms. Landlord also acknowledges that Tenant will have computer server rooms (“Server Rooms”) which will require HVAC on a 24 hours a day, 7 days a week basis. Server Rooms will be separately zoned for HVAC.

B. Elevators. Landlord shall provide passenger elevator service during normal business hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at other times, except in case of an emergency.

C. Electricity. (1) General. Landlord shall provide sufficient electricity to operate normal office lighting and equipment. This does not include special lighting in excess of building standard, or any other item of electrical equipment which singularly requires a voltage which exceeds other than one hundred twenty (120) volts (plus/minus ten percent) single phase. Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than business machines and equipment normally employed for general office use which do not require high electricity consumption for operation, without obtaining the prior written consent of Landlord. If any or all of Tenant’s equipment requires electricity consumption in excess of that which is necessary to operate normal office equipment, such consumption (including consumption for computer or telephone rooms and special HVAC equipment) shall be submetered by Landlord at Tenant’s expense, and Tenant shall reimburse Landlord as Additional Rent for the cost of its submetered consumption based upon Landlord’s average cost of electricity. Such Additional Rent shall be in addition to Tenant’s obligations pursuant to Section 2A(2) to pay its Proportionate Share of Operating Costs. Tenant shall not, without the prior written consent of Landlord, use any apparatus or device in or about the Premises which shall cause any substantial noise or vibration or which will increase the amount of electricity or water, if any, usually furnished or supplied for use of the Premises as general office space. Tenant shall not connect with electric current or water pipes, except through existing electrical or water outlets already in the Premises, any apparatus or device for the purposes of using electric current or water.

As used above, the term “sufficient electricity to operate normal office lighting and equipment” means sufficient electrical capacity to operate (i) incandescent lights, typewriters, calculating machines, photocopying machines and other machines of the same low voltage electrical consumption (120/208 volts), provided that the total rated electrical design load for said lighting and machines of low electrical voltage shall not exceed 3.0 watts per usable square foot; and (ii) lighting (277/480 volts), provided that the total rated electrical design load for said lighting shall not exceed 2.0 watts per usable square foot (each such rated electrical design load to be hereinafter referred to as the “Building Standard Rated Electrical Design Load”). Should Tenant’s total rated electrical design load for the entire Premises or any portion thereof (including, but not limited to, computer or telephone rooms) exceed the Building Standard Rated Electrical Design Load for either low or high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the building standard circuits, Landlord will (at Tenant’s expense) install such additional circuits and Landlord will (at Tenant’s expense) install such additional circuits and associated high voltage panels and/or additional low voltage panels with associated transformers (which additional circuits, panels and transformers shall be hereinafter referred to as the “Additional Electrical Equipment”). If the Additional Electrical Equipment is installed because Tenant’s low voltage or high voltage rated electrical design load exceeds the applicable Building Standard Rated Electrical Design Load, then a meter shall also be added (at Tenant’s expense) to measure the electricity used through the Additional Electrical Equipment. The design and installation of any Additional Electrical Equipment (or any related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All expenses incurred by Landlord in connection with the review and approval of any Additional Electrical Equipment shall also be reimbursed to Landlord by Tenant. Tenant shall also pay on demand the actual metered cost of electricity consumed through the Additional Electrical Equipment (if applicable), plus any actual accounting expenses incurred by Landlord in connection with the metering thereof.

(2) Server Rooms. Landlord also acknowledges that Server Rooms will require separate electrical wiring configurations and load.

D. Water. Landlord shall furnish potable hot and cold tap water. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent equal to the rate charged by municipality to the Landlord. Tenant’s usage shall be reasonable pursuant to the attached space plan.

E. Janitorial Service. Landlord shall furnish janitorial service as generally provided to other tenants in the Building, except on the Holidays listed in Subsection H, below as specified in the attached Appendix F.

F. Interruption of Services. If any of the Building equipment or machinery ceases to function properly from any cause, Landlord shall use reasonable diligence to repair the same promptly. Landlord’s inability to furnish, to any extent, the Project services set forth in this Section 4, or any cessation thereof resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Building shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant’s business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. However, in the event that an interruption of the Project services set forth in this Section 4 causes the Premises to be untenantable for a period of at least ten (10) business days in a calendar month, Base Rent shall be thereafter abated proportionately with respect to additional interruptions in that month. Upon request, Landlord will promptly provide a projected time frame for restoration of services and Landlord’s intended course of action to restore services.

G. Public Utility Requirements. In the event any public utility supplying energy requires, or government law, regulation, executive or administrative order results in a requirement, that Landlord or Tenant must reduce, or maintain at a certain level, the consumption of electricity for the Premises, the Building or the Project, which affects the heating, air-conditioning, lighting, or hours of operation of the Premises, Building or Project, Landlord and Tenant shall each adhere to and abide by these laws, regulations or administrative orders without any reduction or abatement in Rent.

H. Holidays. Landlord shall not be required to furnish services on the following “Holidays”; New Year’s Day, Martin Luther King Day, Presidents’ Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas Day, any other national holiday promulgated by a Presidential Executive Order or Congressional Act.

I. Parking.

(1) Provided that Tenant shall not default or be in default at any time under the terms and conditions of this Lease, and provided further that, with respect to Covered Spaces as provided in the next paragraph, Tenant shall pay the required charge relating thereto, and provided further that Tenant shall comply with and abide by any parking rules and regulations from time to time in effect, Tenant shall have a license to park up to, but not more than, a number of passenger automobiles (but not oversized or abnormally heavy vehicles) in parking spaces located in the parking lots provided by Landlord from time to time for the Project, equal to the Total Spaces set forth or calculated under Section 14 of the Schedule, of which (i) up to thirty (30) (the “Covered Spaces”) shall be in reserved, covered parking areas provided and designated by Landlord from time to time, and (ii) the balance (the “Uncovered, Unreserved Surface Spaces”) shall be uncovered, unreserved spaces used in common with all other tenants, visitors and occupants to or in the Project.

The parking privileges or spaces made available to Tenant as provided above in this paragraph shall be charged to Tenant during the initial Lease Term beginning on the first day of the Lease Term at the rate of, and Tenant shall then pay to Landlord and in advance (plus tax thereon) for each such privilege or space, $45.00 per month, plus tax, for each Covered Space. The Uncovered, Unreserved Surface Spaces shall be available free of charge for the initial Lease Term.

Tenant covenants and agrees not to park or permit to be parked by its agents, servants or employees more vehicles than the Total Spaces at any time at or on the Project or any lots provided by Landlord for the Project, and in the event Tenant causes or permits more vehicles than designated herein to be parked, the same shall constitute a default under this Lease after Landlord notifies Tenant of such situation and Tenant does not rectify the situation in five (5) business days (but such delays shall not apply to Landlord’s right to tow offending vehicles as provided in paragraph (3) below). Each automobile shall, at Landlord’s option to be exercised from time to time, bear a permanently affixed and visible identification sticker or tag to be provided from time to time by Landlord. Tenant shall not and shall not permit its employees, agents, servants, licensees, customers or invitees to park any vehicles in locations other than those specifically designated by Landlord as being for Tenant’s use. This license is for self-service parking only and does not include additional rights or services. Landlord shall not have any obligation to monitor or enforce Tenant’s parking licenses or privileges. Except for the gross negligence or willful misconduct of Landlord, neither Landlord nor its operators, agents, servants, licensees or employees shall be liable for: (i) loss or damage to any vehicle or other personal property parked or located upon or within such parking spaces or any parking areas whether pursuant to this license or otherwise and whether caused by fire, theft, explosion, strikes, riots or any other cause whatsoever; or (ii) injury to or death of any person in, about or around such parking spaces or any parking areas or any vehicles parking therein or in proximity thereto whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever and Tenant hereby waives any claim for or in respect to the above. Tenant further agrees to indemnify, defend and hold harmless Landlord for, from and against all claims or liabilities arising out of loss or damages to property or injury to or death of persons, or both, relating to any of the foregoing unless directly caused by the gross negligence or willful misconduct of Landlord. Except pursuant to an assignment permitted under the Lease, Tenant shall not assign any of its rights hereunder and in the event an attempted assignment is made, it shall be void.

(2) In the event any tax, surcharge, imposition or regulatory fee is at any time imposed by any governmental authority upon or with respect to parking, parking spaces, the parking rights or license granted hereby, the parking fees to be paid hereunder, or the vehicles parking in the parking spaces referred to herein, Tenant shall pay the same to Landlord as additional rent hereunder, payable with monthly installments of Monthly Rent or as otherwise required by Landlord.

(3) Landlord or its agents shall have the right (but not the obligation), from time to time as a part of Operating Costs, to monitor all parking spaces for the Project to assure that Tenant, its employees, agents and contractors are parking only in the areas designated by Landlord from time to time for Tenant’s use. Landlord shall have the right to tow away, at the expense of the vehicle owner, any vehicles that do not park in spaces designated for Tenant’s use or any vehicles of Tenant’s invitees not parked in areas designated for Tenant’s use or visitors parking. Landlord shall only invoice the Tenant and not individual employees for said parking. Landlord shall have the right to modify the overall site parking plan including the right to change the location of any spaces previously reserved for Tenant’s use, whether covered or uncovered and/or whether surface or garage.

(4) Landlord or its agents shall have the right from time to time with ten (10) days prior written notice to the Tenant to substitute other Covered Spaces within the Project for the Covered Spaces referenced hereinabove.

(5) Landlord or its agents reserves the right to cancel the above Covered Spaces and/or convert them to Uncovered, Unreserved Surface Spaces for nonpayment of rent in excess of one (1) month. Landlord will give five (5) days written notice prior to the exercise of such right.

(6) All rental or other charges set forth above shall be due and payable at the same times as the monthly installments of Base Rent are payable under the Lease and shall in general be subject to the terms and provisions as are applicable to rental installments under the Lease, including without limitation, payment of privilege, rental or other taxes on such rental charges.

J. Tenant Security. Subject to Landlord’s approval, which shall not be unreasonably withheld, Tenant shall be entitled, at its sole cost, to install its own security systems for the Premises, which shall be located within the Premises and which shall not interfere with the Building Systems; provided, however, that Tenant shall have the right to interface its security systems with the Building security panel. Landlord will repair and/or replace any inoperable lighting fixtures within a reasonable period of time after notification from Tenant, subject to matters beyond Landlord’s reasonable control.

5. ALTERATIONS AND REPAIRS.

A. Landlord’s Consent and Conditions. Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord’s prior written consent, which will not be unreasonably withheld, but this consent requirement will not apply to Work costing $10,000 or less which does not affect Building structure, roof or systems. Landlord may take into consideration in determining whether to consent to any requested alteration whether it is willing to receive the Premises with the alteration in place at the end of the Lease Term, unless Tenant agrees to remove the alteration in accordance with Sections 5D and E below. Tenant shall pay Landlord’s standard charge for review of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or systems of the Building, (b) impacts any other tenant’s premises, or (c) is visible from outside the Premises.

Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease pursuant to Section 5E.

The following requirements shall apply to all Work exceeding $10,000 US:

(1) Prior to commencement, Tenant shall furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord’s request, security for payment of all costs.

(2) Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(3) The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances and regulations (“Governmental Requirements”).

(4) Tenant shall perform all Work so as to minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

(5) Tenant shall perform all Work in compliance with Landlord’s “Policies, Rules and Procedures for Construction Projects” in effect at the time the Work is performed.

(6) [Intentionally omitted.]

(7) Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation required in Landlord’s “Policies, Rules and Procedures for Construction Projects”.

B. Damage to Systems. If any part of the mechanical, electrical or other systems in the Premises shall be damaged, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems necessary for the safety or protection of the Project, or which Landlord is required to make by any court or pursuant to any Governmental Requirement. Tenant shall at its expense make all other repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition and repair; to the extent Tenant fails to do so, Landlord may make such repairs itself. The cost of any repairs made by Landlord on account of Tenant’s default, or on account of the misuse or neglect by Tenant or its invitees, contractors or agents anywhere in the Project, shall become Additional Rent payable by Tenant on demand.

C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorney’s fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

D. Ownership of Improvements. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, (i) shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant’s right to possession, provided that if Landlord refuses to consent to the Work under Section 5A above unless Tenant agrees to remove the Work at the termination of the Lease or of Tenant’s right to possession and Tenant agrees thereto in writing as a condition of obtaining such consent from Landlord, then Tenant will remove that Work under Section 5E. All data cabling installed by Tenant shall be part of the Improvements. If Landlord decides to remove such cabling, it shall do so at its own cost.

E. Removal at Termination. Upon the termination of this Lease or Tenant’s right of possession Tenant shall remove from the Project its trade fixtures, furniture, moveable equipment and other personal property, any Work in the Premises which it has agreed to remove pursuant to Section 5D, any unauthorized Work in the Premises unless Landlord directs it to remain, and any Work to any portion of the Project other than the Premises. Tenant shall repair all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation or (ii) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant’s sole cost, without waiving Landlord’s right to claim from Tenant all expenses arising out of Tenant’s failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition.

6. USE OF PREMISES. Tenant shall use the Premises only for general office purposes. Tenant shall not allow more than one employee or independent contractor per each one hundred thirty (130) usable square feet of the Premises to use or occupy the Premises (but such ratio will not entitle Tenant to use more parking than permitted in Section 4I). Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials, except for batteries used by in office equipment (such as computers and cell phones), to be kept on the Premises. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other Tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises.

If any governmental authority shall deem the Premises to be a “place of public accommodation” under the Americans with Disabilities Act or any other comparable law as a result of Tenant’s use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

Tenant shall have the right to access the Premises twenty-four (24) hours per day, seven (7) days per week, except for the consequences of Force Majeure, as defined in Section 21, and except for planned closures for Building repairs or other work outside of Normal Business Hours.

7. GOVERNMENTAL REQUIREMENTS AND BUILDING RULES. Tenant shall comply with all Governmental Requirements applying to its use of the Premises. Tenant shall also comply with all reasonable rules established for the Project from time to time by Landlord. The present rules and regulations are contained in Appendix B. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to

Tenant and tenants in the Building under leases containing rules and regulations similar to this Lease. In the event of alterations and repairs performed by Tenant, Tenant shall comply with the provisions of Section 5 of this Lease and also Landlord’s “Policies, Rules and Regulations for Construction Projects”.

8. WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A. Indemnity by Tenant. Tenant shall and does hereby indemnify Landlord (including without limitation its agents, employees, officers, members and managers) and agrees to save it harmless and, at Landlord’s option, defend it for, from and against any and all claims (whether groundless or not), actions, damages, liabilities and expenses, including without limitation attorneys’ and other professional fees, in connection with loss of life, personal injury and/or damage to property suffered by any person which is caused by Tenant, its officers, agents, contractors, employees, licensees and invitees, or which arises from or out of the business of Tenant or the occupancy or use by Tenant of the Premises or any part thereof or of any other part of the Project, whether occasioned or alleged to be occasioned wholly or in part by any act or omission of Tenant, its officers, agents, contractors, employees or invitees.

B. Indemnity by Landlord. Subject to the exclusions and limitations set forth in this Lease, including Section 8C, Landlord shall and does hereby indemnify Tenant (including without limitation its agents, employees, officers and directors) and agrees to save it harmless for, from and against any and all claims (whether groundless or not), actions, damages, liabilities and expenses, including without limitation attorneys’ and other professional fees, in connection with loss of life, personal injury and/or damage to property suffered by any person which is caused by the negligent or willful act or omission of Landlord, its officers, agents, contractors or employees.

C. Landlord’s Not Responsible for Acts of Others. Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage which may be occasioned by or through the acts or omissions of persons in, or occupying leased space in, the Project or any part of any premises adjacent to or connecting with the Project, including the failure of such persons to perform their lease obligations, or for any loss or damage resulting to Tenant, or those claiming by, through or under Tenant, or its or their property, from the breaking, bursting, stoppage or leaking of electrical, water, gas, sewer, sprinkler, steam or other cable, wires, pipes or other equipment. To the extent permitted by law, Tenant waives any claims it may have against Landlord or its officers, directors, members, managers, employees, contractors or agents for business interruption or damage to property sustained by Tenant as a result of any act or omission of Landlord, its officers, directors, members, managers, employees, contractors or agents. To the maximum extent permitted by law, Tenant agrees to use and occupy the Premises, and to use such other portions of the Project as Tenant is herein given the right to use at Tenant’s own risk.

D. Tenant’s Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate for bodily injury, sickness or death, and property damage, and (d) umbrella coverage of not less than Five Million Dollars ($5,000,000.00).

(2) Property Insurance against “All Risks” of physical loss covering the replacement cost of all improvements, fixtures and personal property. Tenant waives all rights of subrogation, and Tenant’s property insurance shall include a waiver of subrogation in favor of Landlord.

(3) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000.00
Disease—Policy Limit	$500,000.00
Disease—Each Employee	$500,000.00

(4) Business interruption insurance.

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord’s building manager or agent and ground lessor shall be named as additional insureds with respect to insurance required of the Tenant in Section 8D(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord’s approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have an A.M. Best rating of A VI or better.

Tenant shall cause any contractor of Tenant performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

(1) Commercial General Liability Insurance, including contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor’s protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000.00) with respect to personal injury, death or property damage.

(2) Workers’ compensation or similar insurance in form and amounts required by law, and Employer’s Liability with not less than the following limits:

Each Accident	$500,000.00
Disease—Policy Limit	$500,000.00
Disease—Each Employee	$500,000.00

Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents.

Tenant’s contractor’s insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord’s building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant’s contractor’s insurance policies.

E. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

F. Landlord’s Insurance. Landlord shall maintain “All-Risk” property insurance at replacement cost, including loss of rents, on the Building, and Commercial General Liability insurance policies covering the common areas of the Building, each with such terms, coverages and conditions as are normally carried by reasonably prudent owners of properties similar to the Project. With respect to property insurance, Landlord and Tenant mutually waive all rights of subrogation, and the respective “All-Risk” coverage property insurance policies carried by Landlord and Tenant shall contain enforceable waiver of subrogation endorsements.

9. FIRE AND OTHER CASUALTY.

A. Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify, as soon as reasonably possible but in no event later than within one (1) month of the casualty, to both Landlord and Tenant the estimated amount of time needed to restore the Premises to tenantability, including Building systems and common areas necessary for tenantability of the Premises, using standard working methods. If the estimated time needed exceeds six (6) months from the beginning of the restoration, or if the restoration would begin during the last twelve (12) months of the Lease, then either Landlord or Tenant may terminate this Lease by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate, subject to the following paragraph. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty.

Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease if either (a) damage was caused by the negligence or intentional act of Tenant or any of its officers, agents, employees or contractors, or (b) Landlord (for itself or an affiliate) offers Tenant other premises in the Building or in another building that is substantially similar in all material respects to the Premises, located within the area shown on Appendix G as “Acceptable Move Location”, with identical or better security than the Building, which Tenant confirms in good faith meets the foregoing requirements (“Alternative Premises”), provided that Landlord can provide such Alternative Premises within sixty (60) days of the occurrence of the damage to the Building or Premises. In the event Landlord provides such Alternative Premises meeting the foregoing requirements, Tenant shall promptly occupy the Alternative Premises and shall pay rent therefor as provided in this Lease for the square footage of the Alternative Premises. Within thirty (30) days after restoration of the Premises to tenantability as provided above (including Building systems and common areas necessary for tenantability of the Premises), Tenant shall move back into the Premises and vacate the Alternative Premises; provided, however, that if the restoration of the Premises to tenantability as provided above will take longer than six (6) months from the receipt of the architect’s certificate as set forth therein, Tenant shall have the option to occupy the Alternative Premises through the end of the Lease Term set forth in this Lease, to be exercised within thirty (30) days of Landlord notifying Tenant of the availability of the Alternative Premises. All provisions of this Lease shall apply to occupancy of the Alternative Premises by Tenant under this section. The parties will execute appropriate amendments to this Lease to confirm matters under this section.

B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Tenant shall replace its damaged improvements, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant’s negligence caused the casualty.

10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. Except as provided below, the entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant reserves the right to file its claims against the condemning authority for damages sustained by Tenant due to the condemnation. If the condemning authority settlement with the Landlord includes amounts attributable to Tenant’s damages, Landlord shall remit such amounts to Tenant, or credit the amount against any amounts that Tenant may owe Tenant.

11. RIGHTS RESERVED TO LANDLORD. Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A. Name. To change the name or street address of the Building or the suite number(s) of the Premises.

B. Signs. To install and maintain any signs on the exterior and in the interior of the Building, and to approve at its sole discretion, prior to installation, any of Tenant’s signs in the Premises prominently visible (with backlighting) from the common areas or the exterior of the Building. Tenant shall be entitled to install Building signage at its sole cost, in a manner and at a location approved by Landlord. Tenant shall be solely responsible to maintain such signage in a good and attractive condition and to remove such signage upon termination or expiration of the Lease and to repair all damage resulting therefrom, at Tenant’s sole cost. In addition to

Landlord’s approval of Building signage, Tenant agrees and acknowledges that it is solely responsible to obtain all required permits from the City of Tempe, and that such signage is subject to the approval of Papago Park Center in accordance with their signage requirements and to compliance with established signage guidelines for The Reserve at Papago Park Center, copies of which have been delivered to Tenant.

C. Window Treatments. To approve, at its discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area. This discretion should not be unreasonably withheld.

D. Keys. To retain all passkeys, access cards and/or entry codes to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt. Except in the event of emergencies or when Tenant is in default under the Lease, Landlord shall not enter the Premises except in compliance with all reasonable security protocols of Tenant, which may include sign-in and badge requirements and escorting by Tenant employees.

E. Access. To have access to inspect the Premises, and to perform its obligations, or make repairs, alterations, additions or improvements, as permitted by this Lease.

F. Preparation for Reoccupancy. To decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant abandons the Premises, without relieving Tenant of any obligation to pay Rent.

G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

H. Show Premises. With reasonable prior notice to Tenant, to show the Premises to prospective purchasers, tenants, brokers, lenders, investors, rating agencies or others at any reasonable time, provided that such showing does not materially interfere with Tenant’s use of the Premises, and all entries to Premises must be escorted by Tenant’s personnel.

I. [Intentionally Omitted.]

J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within 21 days after such receipt or collection a check equal to the amount sent by Tenant.

K. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred; provided, however, that if Tenant notifies Landlord that core-drilling, concrete saw cutting, or similarly loud work is materially interfering with use of the Premises as a customer call center, Landlord shall defer such work to after normal business hours, at no extra cost to Tenant, unless it relates to an emergency situation. Landlord may do or permit any work on any nearby building, land, street, alley or way.

L. Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

M. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building.

12. TENANT’S DEFAULT. Any of the following shall constitute a default by Tenant:

A. Rent Default. Tenant fails to pay any Rent when due;

B. Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17, Assignment and Sublease, or Section 28, Hazardous Substances;

C. Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease, and, in the case of only the first two (2) such failures during the Term of this Lease, this failure continues for ten (10) days after written notice from Landlord, except that if Tenant begins to cure its failure within the ten (10) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the ten (10) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

D. Credit Default. One of the following credit defaults occurs:

(1) Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of thirty days or results in the entry of an order for relief against Tenant which is not fully stayed within seven days after entry;

(2) Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3) Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest.

E. Vacation or Abandonment Default. Tenant vacates or abandons the Premises other than due to fire, other casualty or untenantability of the Premises.

13. LANDLORD REMEDIES.

A. Termination of Lease or Possession. If Tenant defaults, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant’s sole cost, remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B. Lease Termination Damages. If Landlord terminates the Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the rental value of the Premises calculated as of the date of termination for the same period, taking into account anticipated vacancy prior to reletting, reletting expenses and market concessions, both discounted to present value at the rate of five percent (5%) per annum. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting (taking into account vacancy prior to reletting and reletting expenses or concessions) shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C. Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating the Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D. Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant’s account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the default interest rate until paid.

E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN MARICOPA COUNTY, ARIZONA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F. Enforcement Costs. Tenant shall pay Landlord’s reasonable attorneys’ fees and other costs in enforcing this Lease, whether or not suit is filed.

14. SURRENDER. Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and casualty damage excepted. If Landlord requires Tenant to remove any alterations, then Tenant shall remove the alterations in a good and workmanlike manner and restore the Premises to its condition prior to their installation.

15. HOLDOVER. Except as expressly provided in the next paragraph below, Tenant shall have no right to holdover possession of the Premises after the expiration or termination of the Lease without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance for the entire Premises upon all of the terms of this Lease, except that Tenant shall pay all of Base Rent and Operating Cost Share Rent at double the rate in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. Tenant shall also pay Landlord all of Landlord’s direct and consequential damages resulting from Tenant’s holdover. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

Notwithstanding the foregoing, Landlord agrees that Tenant may holdover possession of the Premises for up to three (3) one-month periods after the stated end of the Term under Section 10 of the Schedule provided: (A) Tenant provides at least six (6) months prior written notice before the Termination Date of Tenant’s election to holdover and the number of months (not exceeding three (3)) for which Tenant’s election applies (the “Holdover Period”) and (B) all terms and provisions of this Lease shall fully apply to the Holdover Period, except Base Rent shall be one hundred twenty percent (120%) of the rate in effect immediately prior to the Termination Date.

16. SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage,

at the election of the ground lessor or mortgagee as the case may be, affected by notice to Tenant in the manner provided in this Lease, subject to the requirements of Section 24. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination, subject to the requirements of Section 24. Any mortgagee has the right, at its option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. Landlord shall provide certain nondisturbance agreements as provided in Section 24.

B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, upon request of such owner, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

D. Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified with name and address of ground lessor or mortgagee in Appendix D to this Lease (as the same may be amended from time to time by written notice to Tenant). Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in such Appendix or in any later written notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

E. Definitions. As used in this Section 16, “mortgage” shall include “deed of trust” and/or “trust deed” and “mortgagee” shall include “beneficiary” and/or “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

17. ASSIGNMENT AND SUBLEASE.

A. In General. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet any part of the Premises, or (iv) permit anyone other than Tenant and its employees to occupy any part of the Premises. Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any assignment or transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease or occupancy. Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting, not to exceed $2,500. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void. If Tenant shall assign this Lease or sublet the Premises in its entirety any rights of Tenant to renew this Lease, extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the assignee or subtenant, all such rights being personal to the Tenant named herein.

B. Landlord’s Consent. Landlord will not unreasonably withhold its consent to any proposed assignment or subletting. It shall be reasonable for Landlord to withhold its consent to any assignment or sublease if (i) Tenant is in default under this Lease, (ii) the proposed assignee or sublessee is a tenant in the Project or an affiliate of such a tenant or a party that Landlord has identified as a prospective tenant in the Project, (iii) the financial responsibility, nature of business, and character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, (iv) in the reasonable judgment of Landlord the purpose for which the assignee or subtenant intends to use the Premises (or a portion thereof) is not in keeping with Landlord’s standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, (v) the proposed assignee or subtenant is a government entity, or (vi) the proposed assignment is for less than the entire Premises or for less than the remaining Term of the Lease. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

C. Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, its corporate affiliates in the case of a corporation and its partners in a case of a partnership, an execution copy of the proposed assignment or sublease, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least fifteen (15) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D. Change of Management or Ownership. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 25% or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

E. Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent 50% of any such excess immediately upon receipt.

F. Recapture. Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice of assignment or subletting, terminate this Lease with respect to the space described in Tenant’s notice, as of the effective date of the proposed assignment or sublease and all obligations under this Lease as to such space shall expire except as to any obligations that expressly survive any termination of this Lease.

G. Affiliates. Notwithstanding the above provisions, Tenant shall have the right, without Landlord’s consent but with concurrent notice to Landlord, to sublet the Premises, or any part thereof, or to assign this Lease to any parent, subsidiary or affiliate of Tenant under common control with Tenant, or any other entity which directly or indirectly controls, is controlled by or under the common control of the Tenant, or to any corporation or other entity which succeeds to all or substantially all of the assets and business of Tenant (collectively, a “Permitted Transferee”), provided that any such assignee assumes this Lease utilizing a form approved by Landlord and no such sublease or assignment shall result in a release of Tenant from any liability.

18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent and the current Operating Cost Share Rent estimate, the status of any improvements required to be completed by Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Failure to deliver such statement within the time required shall be conclusive evidence against the non-certifying party that this Lease, with any amendments identified by the requesting party, is in full force and effect, that there are no uncured defaults by the requesting party, that not more than one month’s Rent has been paid in advance, that the non-certifying party has not paid any security deposit, and that the non-certifying party has no claims or offsets against the requesting party.

20. SECURITY DEPOSIT. Tenant shall deposit with Landlord on the date of this Lease, security for the performance of all of its obligations in the amount set forth on the Schedule. If Tenant defaults under this Lease, Landlord may use any part of the Security

Deposit to make any defaulted payment, to pay for Landlord’s cure of any defaulted obligation, or to compensate Landlord for any loss or damage resulting from any default. To the extent any portion of the deposit is used, Tenant shall within five (5) days after demand from Landlord restore the deposit to its full amount. Landlord may keep the Security Deposit in its general funds and shall not be required to pay interest to Tenant on the deposit amount. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Term, Landlord shall return all of the remaining Security Deposit to Tenant within thirty (30) days after the end of the Term. The Security Deposit shall not serve as an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease.

If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant’s right to the return of the Security Deposit shall apply solely against Landlord’s transferee.

21. FORCE MAJEURE. Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any strike or labor problem, act of God, unusual inclement weather, energy reduction, shortage or blackout, governmental preemption or prescription, unusual governmental delay, national emergency, or any other cause of any kind beyond the reasonable control of Landlord (“Force Majeure”).

22. TENANT’S PERSONAL PROPERTY AND FIXTURES. In addition to any statutory lien, Tenant hereby grants to Landlord a lien against and a security interest in all of Tenant’s personal property and fixtures now or hereafter located within the Premises as security for performance of all of Tenant’s obligations under this Lease. Tenant may replace such personal property and fixtures with items of equal or better quality, but shall not otherwise remove them from the Premises without the consent of Landlord until all of the obligations of Tenant under this Lease have been performed. This Lease constitutes a security agreement creating a security interest in such property in favor of Landlord, subject only to the liens of existing creditors, and Landlord may at any time file this Lease as a financing statement under the Uniform Commercial Code of the state in which the Project is located. Alternatively, if requested to do so by Landlord, Tenant shall execute and deliver within ten (10) days of such request a Form UCC-1 Financing Statement wherein Landlord is the Secured Party and Tenant is the Debtor.

23. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.	Landlord. To Landlord as follows:

Chamberlain Development, L.L.C.

1150 West Washington, Suite 120

Tempe, Arizona 85281

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.	Tenant. To Tenant as follows:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, CA 94403

Attn: General Counsel

or to such other person at such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one business day in the case of overnight courier.

24. QUIET POSSESSION AND NON-DISTURBANCE. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

Landlord agrees that concurrently with the execution of the Lease, Landlord shall provide from the current mortgagee and the ground sublessor described on Appendix D, and any future subordination to a mortgage under Section 16 shall be contingent on Landlord providing from the mortgagee, a Non-Disturbance Agreement or confirmation thereof providing that Tenant’s possession and this Lease, including the renewal options in Section 30, will not be disturbed so long as Tenant is not in breach or default hereunder utilizing a form prescribed by the mortgagee or ground sublessor. Such Non-Disturbance Agreement shall acknowledge that, to the extent any of the concessions to be provided to Tenant have not been fully funded or performed by Landlord at the time of a foreclosure, deed in lieu of foreclosure or any other transfer of the Building as a result of a default of Landlord under the terms of the applicable ground lease, loan documents, or the like, subject to Landlord and lender protections set forth in the Lease, Tenant, to the extent Tenant pays or has paid such unfunded amount, may deduct the unfunded amount or equivalent value thereof, together with interest, from any rental amounts owed by Tenant to Landlord next becoming due and payable.

25. REAL ESTATE BROKER. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any other broker or third party for any payment of any kind in connection with this Lease.

26. MISCELLANEOUS.

A. Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent, Operating Cost Share Rent and Parking Charges), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten days of Tenant’s receipt of Landlord’s statement.

C. Meaning of “Landlord”, “Re-Entry”, “including” and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation”. The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D. Time of the Essence. Time is of the essence of each provision of this Lease.

E. No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F. Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

H. Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant’s interests under this Lease.

I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J. Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord in writing and shall take no action respecting such breach so long as Landlord promptly begins to cure the breach and diligently pursues such cure to its completion. Landlord may cure any default by Tenant; any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M. Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N. Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O. Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

U. Survival. All obligations of Landlord and Tenant under this Lease shall survive the termination of this Lease.

V. Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within five (5) business days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above.

Y. Tenant’s Financial Statements. Within ten (10) days after Landlord’s written request therefor, Tenant shall deliver to Landlord one physical copy to a designated individual the current audited annual and quarterly financial statements of Tenant, and annual audited financial statements of the two (2) years prior to the current year’s financial statements, each with an opinion of a certified public accountant and including a balance sheet and profit and loss statement, all prepared in accordance with generally accepted accounting principles consistently applied. Landlord agrees to maintain at all times physical control of the copy and such shall not be distributed or copied in any way; provided, however, that upon request of Landlord, Tenant shall either (a) provide copies thereof to Landlord’s lenders and/or prospective lenders, subject to reasonable confidentiality requirements, or Tenant will authorize Landlord to provide copies thereto subject to reasonable confidentiality requirements.

27. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides.

28. HAZARDOUS SUBSTANCES. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project unless Landlord has consented to such storage or use in its sole discretion. “Hazardous Substances” include those hazardous substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises with respect to items that were brought in by Tenant, its agents, employees, contractors or invitees, Tenant shall pay for such testing.

29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited to its interest in the Project (but in no event exceeding $3,000,000, regardless of the nature of the claim), and shall not extend to any other property or assets of the Landlord. In no event shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord’s obligations hereunder.

30. RENEWAL OPTIONS. Tenant shall have two (2) separate options to renew the Term of the Lease, each for an additional five (5) year period (each an “Extended Term”) upon the same terms and conditions as contained in this Lease except for the Base Rent, in accordance with the following provisions. Not later than nine (9) months and not more than twelve (12) months prior to the then current Termination Date, Tenant may give notice of its interest in renewing the Term of this Lease. If Landlord receives such a notice from Tenant, then within thirty (30) days of Tenant’s notice Landlord will provide notice (“Landlord’s Notice”) to Tenant of its reasonable determination of an amount equal to the then prevailing market rental rate for a lease renewal for the Premises for the applicable Extended Term, including all applicable market concessions and inducements for a renewal lease, as the Base Rent for the Extended Term, but in no event will the Base Rent during the applicable Extended Term be less than the Base Rent for the original Lease Term or the first Extended Term, as applicable (“Renewal Base Rent”). The parties shall have sixty (60) days after Landlord proposes the Renewal Base Rent for the applicable Extended Term in which to agree on the Renewal Base Rent for the applicable

Extended Term. If the parties agree on the Renewal Base Rent for the applicable Extended Term during that period, then they shall immediately execute an amendment to this Lease stating such Renewal Base Rent. If Tenant and Landlord are unable to agree on the Renewal Base Rent for the applicable Extended Term during that period, then Landlord and Tenant shall, within ten (10) days thereafter, each appoint a qualified person holding an active Arizona real estate broker’s or salesperson’s license who has been active in office building leasing in the area for at least five (5) years (“Broker”). Those Brokers will then have thirty (30) days to come to an agreement regarding the Renewal Base Rent. If they are unable to do so, then within five (5) days after the expiration of said 30 day period the two Brokers shall appoint a third Broker and deliver their calculations of the Renewal Base Rent to the third Broker who shall, within twenty (20) days, give notice to all parties involved of his/her determination of the Renewal Base Rent which must be not higher than the greater of the calculations of the first two (2) Brokers and not lower than the lower of the calculations of the first two (2) Brokers, and that selection shall be used by Landlord and Tenant for the Extended Term. Landlord and Tenant shall equally share in the expense of this appraisal.

31. RIGHT OF FIRST OFFER. Tenant shall have an ongoing right to lease space on the first floor of the Building contiguous to the Premises during the Lease Term, as it may be extended or renewed, as follows.

Provided that Tenant provides written notice of its election to lease any available contiguous space not later than twelve (12) months after the Commencement Date, Tenant shall have the right to lease the affected space at the economic terms detailed in this Lease, including Base Rent and Landlord’s Contribution under Appendix C, for a full 65-month Lease Term, provided that shall extend the Lease Term for the original Premises to be co-terminus with the Lease Term for the new premises with the Base Rent for any such additional Lease Term for the original Premises to be at a rate of $26.50 per square foot of Rentable Area. Thereafter, any rental of the contiguous space shall be on such terms and provisions as may be negotiated by the parties.

After the initial lease up of any contiguous space on the first floor of the Building, and excluding renewals by original tenants, prior to leasing such space in the future, Landlord shall first offer such space to Tenant by written notice. The Tenant shall have five (5) business days after receipt of Landlord’s notice to submit a letter of interest therefor, or Landlord shall be free to again lease that space. Upon Tenant submitting a letter of interest to lease any contiguous space, the parties thereafter shall negotiate in good faith concerning the terms of lease of such space, but if no amendment to this Lease is signed within thirty (30) days, Landlord shall be free to lease that space. Thereafter, Tenant’s right of first offer shall apply each time Landlord proposes to lease space (excluding renewal by the current occupant).

If Tenant is to lease more space under this section, the parties shall execute an amendment to this Lease, in the form reasonably prepared by Landlord, within ten (10) days.

32. LETTER OF CREDIT.

A. Letter of Credit Requirements. Tenant agrees to provide Landlord with an irrevocable letter of credit (the “Letter of Credit”), in the amount of $500,000.00 which shall be in form and substance satisfactory to Landlord, issued by a bank or confirmed by a bank (the “Issuer”) acceptable to Landlord and having a term of at least one (1) year from the issuance thereof. The Letter of Credit shall be delivered to Landlord not later than full execution of this Lease. The Letter of Credit shall provide for partial draws.

B. Partial Reductions: Renewal or Replacement Letters of Credit. Commencing with month 6 described in Section 13 of the Schedule, if at the end of such month and each month thereafter, (1) there are no uncured events of default, and (2) there have been no monetary delinquencies by Tenant during the Lease Term (whether or not cured), Landlord agrees that its maximum draw shall be reduced by $8,333.33 for each such month, but all other requirements hereof will continue to fully apply. Further, so long as Tenant is not in default under the terms of this Lease beyond any applicable notice and cure period, Tenant may provide Landlord, no later than thirty (30) days before the expiration date of the Letter of Credit, with a renewal of the Letter of Credit, or a replacement Letter of Credit, substantially the same as the Letter of Credit that is being replaced, for at least a one (1) year period, for the then required amount. If Tenant fails to provide such renewal or replacement Letter of Credit at least thirty (30) days before the expiration date of the Letter of Credit, Landlord shall be entitled to draw upon the existing Letter of Credit and hold/apply the proceeds as provided below.

C. Draws. The sole condition to a draw on the Letter of Credit shall be the delivery to the Issuer by Landlord of (1) a certificate signed by an authorized officer of Landlord stating that either (a) an event of default on the part of Tenant shall have occurred and is continuing under the Lease or (b) that Landlord has not received a required renewal of the Letter of Credit or a replacement Letter of Credit as required by the Lease, and that the Landlord is entitled to draw on the Letter of Credit, and (2) a draft in the amount of the draw, Landlord is expressly authorized to draw on the Letter of Credit under either of the circumstances described in the preceding sentence.

If Landlord draws on the Letter of Credit because of an event of default under item (a) above, then:

(i) If Landlord elects to terminate Tenant’s right of possession and/or this Lease under Section 13A above, then Landlord shall retain the proceeds of the Letter of Credit as liquidated damages for Tenant’s default, and not as a penalty, and Landlord shall have no right to seek or obtain other damages for such default except that Tenant shall be fully responsible to Landlord for all damage done to the Leased Premises, Building and/or Project or any personal property by Tenant or those for whom Tenant is responsible, and to indemnify Landlord for liabilities under Section 8A above, in addition to Landlord’s retention of the proceeds of the Letter of Credit hereunder.

(ii) If Landlord has not elected to terminate Tenant’s right to possession and/or this Lease under Section 13A above, then Landlord may hold/use the proceeds of the Letter of Credit under Section 20 of this Lease. To the extent Landlord uses such funds to pay or reimburse any amount due Landlord, Tenant will restore the same under Section 20. At any tune thereafter while an event of default is pending, Landlord may elect to terminate Tenant’s right of possession and/or this Lease with the consequences described in Item (i) above.

In the event Landlord draws on the Letter of Credit under Item (b) above, (x) Landlord shall hold the proceeds thereof, with no obligation for interest to Tenant; (y) Landlord shall be entitled to apply/use the proceeds thereof under Items (i) and/or (ii) above in the event an event of default occurs; and (z) if Landlord does not apply/use the proceeds of the Letter of Credit as provided above, then upon expiration or termination of the Term of this Lease and Tenant’s satisfaction of all of its obligations hereunder, Landlord shall deliver such proceeds to Tenant.

D. Cancellation of Letter of Credit Requirement; Financial Statements; Reinstatement of Requirement.

(1) Landlord agrees to relinquish and cancel the Letter of Credit within ten (10) days after either (a) Tenant establishes that it has had three (3) consecutive years of profitable operations (with “profit” being defined as EBITDA, earnings before interest, taxes, depreciation and amortization) as established by audited financial statements or (b) Tenant has a tangible net worth of at least $50,000,000 (as defined by GAAP standards) as established by audited financial statements delivered to Landlord.

(2) If Tenant qualifies under Section 32D(1)(a) for a relinquishment of the Letter of Credit, then from and after such date, Tenant will provide to Landlord:

(a) if a public company, the Tenant will provide a copy of the financial statements as filed with the SEC within five (5) days of the filing demonstrating profitable operations (as defined above) during each succeeding quarter.

(b) if a private company, the Tenant will provide a copy of the quarterly financial statements, as provided to the Board of the Tenant and the bank of the Tenant, within twenty (20) days after the end of each calendar quarter; the year end financial statements will be audited by the “Big 4” accounting firm or another accounting firm reasonably satisfactory to Landlord and provided to Landlord by the Tenant within ninety (90) days of the Company’s year end, demonstrating profitable operations (as defined above) during each quarter.

(3) If Tenant fails to provide the required financial statements under Section 32D(2) or they do not show profitable operations, within twenty (20) days Tenant shall provide to Landlord a Letter of Credit meeting the requirements of Section 32A, in the amount of the last required Letter of Credit under Section 32B. The Letter of Credit shall be subject to further reduction under Section 32B, Tenant is required to continue providing the quarterly financial statements under Section 32D(2) while this new Letter of Credit is required.

(4) Landlord agrees to relinquish and cancel the Letter of Credit provided under Section 32D(3) if and when the required financial statements provided by Tenant show aggregate profitable operations (as defined above) for a cumulative period of four (4) consecutive calendar quarters, subject to the requirements of Sections 32D(2) and_D(3) for periods thereafter.

(5) Sections 32D(2), (3) and (4) shall not apply if Tenant qualifies for release of the Letter of Credit under Section 32D(1)(b), relating to tangible net worth, either with respect to the original Letter of Credit or a new Letter of Credit under Section 32D(3).

LANDLORD:

CHAMBERLAIN DEVELOPMENT, L.L.C., an Arizona limited liability company

By	Sun State Builders, Inc. an Arizona corporation
Its	Managing Member

	By	/s/ James M. Chamberlain

	Its	President, James M. Chamberlain

By	Chamberlain Family Trust dated September 21, 1979, Restated January 9, 2002
Its	Member

	By	/s/ James M. Chamberlain
James M. Chamberlain
	Its	Trustee

	By	/s/ Patsy L. Chamberlain
Patsy L. Chamberlain
	Its	Trustee

TENANT:

WAGEWORKS, INC., a Delaware corporation

By	/s/ Kathleen McElwee

Print Name:	Kathleen McElwee

Print Title:	CFO

# APPENDIX 'A'

ELECTRICAL
TELEPHONE
LOCKED CARDS
STORAGE
COFFEE
COPY
RECEPTION
CLP
OFFICE
OFFICE
LOCKED FILES
HR/MAIL
OFFICE

PARTIAL FIRST FLOOR PLAN

APPENDIX B

RULES AND REGULATIONS

1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord’s judgment, appear unsightly from outside of the Project.

2. The Project directory shall be available to Tenant solely to display names and their location in the Project, which display shall be as directed by Landlord.

3. The sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom. The halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. Neither Tenant nor any employee or invitee of Tenant shall go upon the roof of the Project.

4. The toilet rooms, urinals, wash bowls and other apparatuses shall not be used for any purposes other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and to the extent caused by Tenant or its employees or invitees, the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

5. Tenant shall not cause any unnecessary janitorial labor or services by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

6. Tenant shall not install or operate any heating or air conditioning apparatus (other than servers HVAC if such is not provided by Landlord), or carry on any mechanical business without the prior written consent of Landlord; use the Premises for housing and lodging purposes;. Tenant shall not occupy or use the Premises or permit the Premises to be occupied or used for any purpose, act or thing which is in violation of any Governmental Requirement or which may be dangerous to persons or property.

7. Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, or use any method of heating or air conditioning other than that supplied by Landlord.

8. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without the consent of Landlord. The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

9. Landlord acknowledges that Tenant’s operations are subject to certain regulatory requirements that the Premise be secured from unaccounted entrance, and entry by Landlord is subject to Section 11D of the Lease. Any entrance to Premises during office hours, other than for emergency repairs, must be accompanied by Tenant’s personnel.

10. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord.

11. No furniture, packages, supplies, equipment or merchandise will be received in the Project or carried up or down in the freight elevator, except during business hours unless special arrangements are made in advance with Landlord. Tenant shall not take or permit to be taken in or out of other entrances of the Building, or take or permit on other elevators, any item normally taken in or out through the trucking concourse or service doors or in or on freight elevators.

12. Tenant shall cause all doors to the Premises to be closed and securely locked.

13. Intentionally omitted.

14. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises’ or the Project’s heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed.

15. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord’s negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

16. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

17. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

18. No bicycle or other vehicles and no animals or pets shall be allowed in the Premises, halls, freight docks, or any other parts of the Building except that disabled persons may be accompanied by “service” dogs. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance, or do any act tending to injure the reputation of the Building. Landlord shall provide designated bicycle parking on the Project.

19. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

Accordingly:

(a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Project or the Property identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

(b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

(c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

20. Tenant shall not do or permit the manufacture, sale, purchase, of any fermented, intoxicating or alcoholic beverages without obtaining written consent of Landlord.

21. Tenant shall not disturb the quiet enjoyment of any other tenant.

22. Provided that Landlord delivers janitorial services consistent with Appendix F, Tenant shall not provide any janitorial services or cleaning without Landlord’s written consent and then only subject to supervision of Landlord and at Tenant’s sole responsibility and by janitor or cleaning contractor or employees at all times satisfactory to Landlord.

23. [Intentionally Omitted.]

24. Except with respect to coverings already permitted by the Landlord, no equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without the prior written consent of Landlord, and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be approved by Landlord.

25. [Intentionally Omitted.]

26. Tenant shall not install or operate any phonograph, musical or sound-producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance the prior written approval of. Landlord hereby agrees that Tenant may use devices in the Premises to play music or television so long as the volume of sound does not disturb other tenants in the Building.

27. Tenant shall promptly remove all rubbish and waste from the Premises that are not contracted to be removed by the janitorial services provided by Landlord. Tenant shall break large boxes down to a “flat” condition prior to placement in the trash.

28. Tenant shall not exhibit, sell or offer for sale, Rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without the prior written consent of Landlord.

29. Tenant shall list all furniture, equipment and similar articles Tenant desires to remove from the Premises or the Building and deliver a copy of such list to Landlord and procure a removal permit from the Office of the Building authorizing Building employees to permit such articles to be removed.

30. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

31. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without the prior written consent of Landlord.

32. Whenever Landlord’s consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord’s sole discretion, and Landlord’s satisfaction shall be determined in its sole judgment.

33. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

34. Tenant shall require all persons who work at the Premises to dress in a manner appropriate for a class A office building in the Phoenix metropolitan area, which may include business casual attire during business hours and appropriate casual attire at hours outside of business hours. Further, Tenant shall require all persons who work at the Premises to act and behave in a manner appropriate for a class A office building including, without limitation, not sleeping or loitering in lobbies or other common areas.

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APPENDIX C

TENANT IMPROVEMENT AGREEMENT

1. TENANT IMPROVEMENTS. The Premises will include those items shown or described on the attached Appendix C-l (“Shell Improvements”) which Landlord will provide at its cost. The Shell Improvements are the only improvement obligations of Landlord within or relating to the Premises. Landlord shall cause to be performed the [other] improvements (the “Tenant Improvements”) in the Premises in accordance with plans and specifications approved by Tenant and Landlord (the “Plans”), which approvals shall not be unreasonably withheld. The Tenant Improvements shall be performed at the Tenant’s cost, subject to the Landlord’s Contribution (hereinafter defined).

Landlord shall cause the Plans to be prepared, the cost of which shall be included in determination of the Maximum Cost, by Phoenix Design One (“Landlord’s Architect”), consistent with the space plan dated June 25, 2007 and utilizing Building Standard Improvements. Landlord shall furnish the initial draft of the Plans to Tenant for Tenant’s review and approval. Tenant shall within seven (7) days after receipt either provide comments to such Plans or approve the same. Tenant shall be deemed to have approved such Plans if it does not timely provide comments on such Plans. Landlord will incorporate in the Plans any comments of Tenant provided the same are consistent with the Building Standard Improvements or are otherwise reasonably acceptable to Landlord.

Sun State Builders will perform the construction of the Tenant Improvements, on a cost plus ten percent (10%) basis. Landlord will not charge a construction management fee. Tenant may require that major subcontracts be competitively bid with several mutually acceptable, qualified subcontractors and Tenant may select the subcontractors and their bids from those received provided that Landlord and Sun State Builders have no reasonable objection to the selections made by Tenant and provided that this process shall not delay letting of subcontracts or construction. Tenant may utilize the services of a tenant’s construction representative or similar consultant at Tenant’s sole cost, and Landlord will reasonably cooperate with any such representative provided that it does not interfere with or delay construction.

Landlord shall use commercially reasonable efforts to cause the Tenant Improvements to be substantially completed, except for minor “Punch List” items, on or before the Commencement Date specified in the Schedule to the Lease, subject to Tenant Delay (as defined in Section 4 hereof) and Force Majeure.

2. CHANGE ORDERS. If, prior to the Commencement Date, Tenant shall require improvements or Changes (individually or collectively, “Change Orders”) to the Premises in addition to, revision of or substitution for the Tenant Improvements, Tenant shall deliver to Landlord for its approval plans and specifications for such Change Orders. If Landlord does not approve of the plans for Change Orders, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) business days of Landlord’s advice or Tenant shall be deemed to have abandoned its request for such

Change Orders. Tenant shall pay for all preparations and revisions of plans and specifications, and the construction of all Change Orders, subject to Landlord’s Contribution.

3. LANDLORD’S CONTRIBUTION. Landlord shall contribute an amount up to $1,231,391 (subject to adjustment to be $43.00 per square foot of Rentable Area, as provided in Section 3 of the Schedule) (“Landlord’s Contribution”) toward the costs incurred for the Tenant Improvements and Change Orders. Landlord has no obligation to pay for costs of the Tenant Improvements or Change Orders in excess of Landlord’s Contribution. If the cost of the Tenant Improvements and/or Change Orders exceeds the Landlord’s Contribution, Tenant shall pay such overage to Landlord prior to commencement of construction of the Tenant Improvements and/or Change Orders.

If any part of the Landlord’s Contribution is not required for the Tenant Improvements and Change Orders, Tenant may use the remainder for additional improvements or alterations to the Premises for a period of eighteen (18) months following the Commencement Date subject to all such improvements or alterations complying with Section 5 of the Lease.

4. COMMENCEMENT DATE DELAY. The Commencement Date shall be delayed until the Tenant Improvements have been substantially completed (the “Completion Date”), except to the extent that the delay shall be caused by any one or more of the following (a “Tenant Delay”):

(a) Tenant’s request for Change Orders whether or not any such Change Orders are actually performed; or

(b) Contractor’s performance of any Change Orders; or

(c) Tenant’s request for materials, finishes or installations requiring unusually long lead times; or

(d) Tenant’s delay in preparing, reviewing, revising or approving plans and specifications beyond the periods set forth herein; or

(e) Tenant’s delay in providing information critical to the normal progression of the project. Tenant shall provide such information as soon as reasonably possible, but in no event longer than one week after receipt of such request for information from the Landlord; or

(f) Tenant’s delay in making payments to Landlord for costs of the Tenant Improvements and/or Change Orders in excess of the Landlord’s Contribution; or

(g) Any other act or omission by Tenant, its agents, contractors or persons employed by any of such persons.

If the Commencement Date is delayed for any reason, then Landlord shall cause Landlord’s Architect to certify the date on which the Tenant Improvements would have been completed but for such Tenant Delay, or were in fact completed without any Tenant Delay.

Upon substantial completion of the Tenant Improvements, the parties will conduct a walkthrough inspection to identify any missing or nonconforming work, and prepare a “Punch List” thereof. The existence of “Punch List” items to be completed or remedied by Landlord’s contractor shall not delay or affect the Completion Date, but Landlord will cause its contractor to promptly complete or remedy all property “Punch List” items.

5. ACCESS BY TENANT PRIOR TO COMMENCEMENT OF TERM. Landlord at its discretion may permit Tenant and its agents to enter the Premises prior to the Commencement Date to prepare the Premises for Tenant’s use and occupancy, and shall permit such access beginning forty-five (45) days prior to the projected Commencement Date, subject to the conditions in this section. Any such permission shall constitute a license only, conditioned upon Tenant’s:

(a) working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(b) obtaining in advance Landlord’s approval of the contractors proposed to be used by Tenant and depositing with Landlord in advance of any work (i) security satisfactory to Landlord for the completion thereof, and (ii) the contractor’s affidavit for the proposed work and the waivers of lien from the contractor and all subcontractors and suppliers of material; and

(c) furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours’ written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 5 and all other terms of the Lease.

6. MISCELLANEOUS.

Terms used in this Appendix C shall have the meanings assigned to them in the Lease. The terms of this Appendix C are subject to the terms of the Lease.

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APPENDIX C-l

THE RESERVE AT PAPAGO PARK CENTER

BUILDING SHELL CONDITIONS

All structural wall, floor and roof support systems to support office floor live loads including partitions, ceilings, etc., of one hundred (100) pounds per square foot.

All exterior glass, wall finishes and weather protection systems.

Common toilet facilities, per Code, common lobbies, foyers, stairs and elevators.

Automobile parking facilities including paving, lighting and parking structure.

Package rooftop heating and air conditioning units provided on the roof. Air handlers stockpiled at tenant suites at one ton per 200 square feet of Useable Area. Electrical hookup, distribution, ductwork, diffusers and vents not included.

Main electrical service to Building and distribution of electrical power from main service to main electrical room on each floor. Light fixtures, installation and connection is not included.

Main fire sprinkler piping with heads established on a predetermined pattern.

Ceiling tile and grid materials are provided as part of Landlord’s shell work. Installation is not included.

Window Covering: Building Standard architectural miniblinds on all exterior windows.

Public Corridor Partitions: Building Standard, 5/8” thick, gypsum board and base molding attached to corridor side of 3  1/2” metal studs on 24” centers with acoustic insulation built from floor to deck above. Tenant side gypsum board, base and finish is not included. Tenant side of exterior walls is not included.

C-1-1

APPENDIX D

GROUND LEASES AND MORTGAGES CURRENTLY AFFECTING THE PROJECT

1.	Papago Park Center Ground Lease dated March 6, 1989 between Salt River Project Agricultural Improvement and Power District, as Lessor, and Papago Park Center, Inc., as Lessee, as amended from time to time. Salt River Project’s address:

Salt River Project

1521 North Project Drive

Tempe, Arizona 85281-1206

P.O. Box 52025

Phoenix, Arizona 85072-2025

2.	Papago Park Center Ground Sublease dated April 1, 1998 between Papago Park Center, Inc., as Landlord, and Chamberlain Development, L.L.C., as Tenant, as amended from time to time Papago Park Center, Inc.’s address is:

Jayne Lewis

Papago Park Center – PAB

1521 Project Drive/SRP Building (delivery)

Tempe, Arizona 85281-1206

P.O. Box 52025 (mailing)

Phoenix, Arizona 85072-2025

3.	Deed of Trust and Security Agreement dated December 21, 2006 and recorded December 29, 2006 as Document No. 2006-1702489, between Landlord, as Trustor, and National Bank of Arizona, as Beneficiary, as amended from time to time. National Bank of Arizona’s address is:

James Batdorf

National Bank of Arizona

6001 North 24th Street, Building B

Phoenix, Arizona 85016

D-1

APPENDIX E

COMMENCEMENT DATE CONFIRMATION

Landlord:	CHAMBERLAIN DEVELOPMENT, L.L.C.

Tenant:	WAGEWORKS, INC.

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of             , 200     (the “Lease”) for certain premises known as Suite          in the building commonly known as The Reserve at Papago Park Center (the “Premises”). This Confirmation is made pursuant to Section 9 of the Schedule to the Lease.

1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease              is 200    , and the Termination Date of the Lease is             , 200    .

2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current “as is” condition.

3. Incorporation. This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:

WAGEWORKS, INC.

By:

Name:

Title:

LANDLORD:

CHAMBERLAIN DEVELOPMENT, L.L.C.

By:

Name:

Title:

E-1

APPENDIX F

JANITORIAL SPECIFICATIONS

DUTIES	FREQUENCY OF MAINTENANCE
GENERAL CLEANING Lobbies, common areas, offices	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Clean/sanitize counters of spills and fingerprints	5
Clean/sanitize desks of spills and fingerprints	Only when cleared
Clean/sanitize phone receiver and cradle		4
Clean/sanitize drinking fountains	5
Dust/spot clean desks and counter	5
Dust and vacuum chairs			4
Dust filing cabinets & miscellaneous furniture	5
Dust high areas (over 72º)	1
Dust mop/vacuum hard floors	5
Dust partitions, ledges and window gills	1
Dust baseboards	1
Dust Venetian blinds		1
Empty ashtrays and sand urns	5
Empty wastebaskets	5
Clean kick plates	1
Vacuum carpets - office, spot	5
Vacuum carpets - office, detail		1
Vacuum carpets - common areas, spot	5
Vacuum carpets - common areas, detail		1
Vacuum entrance mats	5
Vacuum and mop stairs	1
Police and sweep outside entrance area	5
Vacuum and clean elevator	5

RESTROOM CLEANING AND SANITIZING	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Clean mirrors and bright work	5
Clean and sanitize sinks	5
Clean and sanitize toilets	5
Empty sanitary napkin receptacles	5
Empty trash	5
Fill sanitary napkin dispensers	1
Fill soap dispensers	5
Fill toilets paper dispensers	5
Fill paper towel dispensers	5
Replace deodorant	As needed
Spot clean restrooms partitions	5
Sanitize tile walls (above 60º)		1
Sanitize and mop restroom	5
Sanitize and spot clean walls (under 60º)	5

G-1

LUNCHROOM CLEANING & SANITIZING	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Clean table	5
Clean and sanitize sinks, counters and cabinets	5
Clean lunchroom chairs	5
Wipe out microwave	Chg. Per occurrence
Wipe off coffee machine	5
Wipe off outside of refrigerator	5
Dust vending machines	5

FLOOR MAINTENANCE	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Spot damp mop tile/resilient floors	5
Wet mop tile/resilient floors	5
Spray buff tile		1
Machine scrub ceramic tile		1
Burnish tile		1
Deep clean and rewax			4
Strip and wax				1
Spot clean carpets	1
Extraction clean carpets	Addit. charge on request

WINDOW CLEANING	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Outside perimeter glass	Addit. charge on request
Inside perimeter glass	Addit. charge on request
Inside partition glass complete	Addit. charge on request
Inside perimeter glass spot	5
Entrance door glass	5
Lobby glass interior	Addit. charge on request

CLOSING INSTRUCTIONS	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Arrange furniture	5
Clean janitor closet	5
Turn on night lights	5
Set security system	5
Look doors and windows	5

SPECIAL PROJECTS	TIMES PER WEEK	TIMES PER MONTH	TIMES PER YEAR	TIMES PER OTHER
Hand pick staples from carpets	As needed
Replace burned out lights, customer supplied	Addit. charge on request
Wash office furniture	Addit. charge on request
Replace A/C filter, customer supplied	Addit. charge on request
Wash walls (under 60º)			4
Clean upholstery	Addit. charge on request

G-2

APPENDIX G

ACCEPTABLE MOVE LOCATION

G-1

APPENDIX A

PLAN OF THE PREMISES

(attach floor plan depicting the Premises)

A-1

COMMENCEMENT DATE CONFIRMATION

Landlord:	CHAMBERLAIN DEVELOPMENT, L.L.C.

Tenant:	WAGEWORKS, INC.

This Commencement Date Confirmation is made by Landlord and Tenant pursuant to that certain Lease dated as of July 23, 2007 (the “Lease”) for certain premises known as Suite 101 in the building commonly known as The Reserve at Papago Park Center (the “Premises”). This Confirmation is made pursuant to Section 9 of the Schedule to the Lease.

1. Lease Commencement Date, Termination Date. Landlord and Tenant hereby agree that the Commencement Date of the Lease is February 28, 2008 and the Termination Date of the Lease is February 28, 2013.

2. Acceptance of Premises. Tenant has inspected the Premises and affirms that the Premises is acceptable in all respects in its current “as is” condition.

3. Incorporation This Confirmation is incorporated into the Lease, and forms an integral part thereof. This Confirmation shall be construed and interpreted in accordance with the terms of the Lease for all purposes.

TENANT:

WAGEWORKS, INC.

By:	/s/ Kathleen McElwee

Name:	Kathleen McElwee

Title:	CFO

LANDLORD:

CHAMBERLAIN DEVELOPMENT. L.L.C.

By: Sun State Builders Inc., its Managing Member

By:	/s/ James M. Chamberlain

Name:	James M. Chamberlain

Title:	President

1